NEWS RELEASE Mid Penn Contact: Jennifer Trautlein 717-914-6577 jen.trautlein@midpennbank.com FOR IMMEDIATE RELEASE MID PENN BANK HIRES DANA STEWART AS CHIEF OPERATING OFFICER Millersburg, Pa. – January 8, 2026. Mid Penn Bank (the “Bank”), a wholly-owned subsidiary of Mid Penn Bancorp, Inc. (“Mid Penn”) (NASDAQ: MPB), announces the appointment of Dana Stewart as first executive vice president and chief operating officer, effective January 5, 2026. In this role, he will lead the Bank’s loan and deposit operations groups and will report to President and CEO Rory Ritrievi. Stewart brings more than 35 years of experience in the financial services industry. Most recently, he served as senior vice president and director of the project management office at First National Bank in Pittsburgh, PA, where he was an accomplished transformation and project delivery leader with extensive operations expertise. He is also deeply experienced in delivering on corporate strategic initiatives, M&A integrations, regulatory exam coordination, and enterprise-wide project governance and vendor management. Prior to his time with First National Bank, Stewart served as managing director for BNYMellon, leading the program development and implementation of multiple transformation initiatives that optimized IT costs, improved quality of services, standardized processes and reporting, and maximized productivity. “We are thrilled to welcome Dana to Mid Penn Bank as our new chief operating officer,” Ritrievi said. “He is an outstanding leader with a proven track record of driving operational excellence and enhancing efficiency in large banks. He will be a tremendous asset as we focus on disciplined growth while maintaining our exceptional customer service.” Stewart is a graduate of Grove City College, where he received a Bachelor of Arts in Business Administration/Financial Planning, and Robert Morris University, where he received a Master of Business Administration. He is a lifelong resident of Pittsburgh and is active in his community, serving as a board member of FAME—the Fund for Advancement of Minorities through Education and a member of the Tocqueville Society of United Way of Southwestern PA. ###

About Mid Penn Bank Mid Penn Bank, headquartered in Millersburg, Pennsylvania, has been serving the community since 1868. The Bank operates 59 retail locations throughout Pennsylvania and central and southern New Jersey, and has total assets of over $6 billion. Mid Penn offers a comprehensive portfolio of financial products and services to meet the banking needs of the communities it serves. To learn more, please visit www.midpennbank.com.